EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT ACQUIRES TWO PROPERTIES FOR
$88.45 MILLION
Transaction Brings REIT’s Total Investments to $932 Million

IRVINE, Calif., Sept. 29, 2015 – Steadfast Apartment REIT announced today the acquisition of two apartment communities in separate transactions in Oklahoma City and the Dallas-Fort Worth metro area totaling 654 units for an aggregate purchase price of $88.45 million. The REIT now has invested over $932 million in 24 communities representing 7,891 apartment homes in 11 states.
"We believe the acquisition of The Shores and Monticello by the Vineyard bolsters our strategy of acquiring quality communities in strong markets,” said Ella Shaw Neyland, president of Steadfast Apartment REIT. “Employment demand in these two cities is robust, population is expanding and we believe limited new construction surrounding the properties will keep fundamentals healthy.”

Steadfast Apartment REIT entered the state of Oklahoma with the purchase of The Shores, a 300-unit Class A apartment community located in Oklahoma City—approximately 15 miles from downtown. Constructed in 2013 on 22 acres, the complex comprises a clubhouse/leasing center, 11 three-story apartment buildings and 12 two-story townhome buildings boasting one-, two- and three-bedroom configurations. Apartment homes range from 649 to 1,288 square feet with average in-place rents of $1,030. The Shores is well-leased at 93.7%.
The amenity package at The Shores, makes it a highly desirable place to live. Residents have access to a clubhouse with a billiards table, business center, fitness center, two resort-style swimming pools, outdoor lounge area, cabana with a flat screen TV, community fire pit, seven-acre fishing pond with deck, pavilion, playground, sports court, car care center, dog park and more.
The Shores benefits from its close proximity to thriving employment, education, retail and entertainment hubs. It is within minutes of major healthcare facilities, including Oklahoma Heart Hospital, Mercy Hospital and Mercy Health Center and other large employers such as Tinker Air Force Base and the University of Oklahoma. The local school district is considered one of the top districts in the state and continues to attract families to the area. Given these positive attributes, the local area population surged 11.5% in the last five years, with an additional 9.39% growth expected in the next five years.
Monticello by the Vineyard is located in the thriving submarket of Euless—approximately 25 minutes from both Dallas and Fort Worth. Built in 2002, Monticello features 21 three-story apartment buildings, five garage buildings and a leasing office/clubhouse on approximately 20 acres, and offers 354 one-, two- and three-bedroom apartment homes in 21 different layouts averaging 993 square feet. Average in-place rents are $1,245. Every home comes with either an attached garage, detached garage or a covered carport. The community is currently 96.9% occupied.

The Monticello resident experience is complemented by its amenity package that includes a resort-style swimming pool and Jacuzzi, poolside BBQ grills, clubhouse, billiards and entertainment center, 24-hour fitness center, dog park, complimentary coffee bar and an executive business center/conference area.
Steadfast Apartment REIT will execute a value enhancement strategy at Monticello to upgrade unit interiors, as well as exteriors and common areas.
The city of Euless benefits from its location within the Dallas-Fort Worth Metropolitan Statistical Area (MSA) that is home to large employers such as the Dallas-Fort Worth International Airport, which employs nearly 60,000 people and generates $16.6 billion in total economic output. In addition, Las Colinas office park, the largest office development in the metro, employs an additional 105,000 people. The Dallas-Fort Worth MSA is the fourth largest metro in the country, adding 130,000 jobs in 2014, with an additional 116,900 expected in 2015.
Steadfast Apartment REIT has now invested over $214 million in Texas. In addition to Monticello, Steadfast Apartment REIT acquired The Delano at North Richland Hills, The Meadows at North Richland Hills and Kensington by the Vineyard, last month. All four properties are located in the Dallas-Fort Worth MSA. Steadfast Apartment REIT has not only made a significant footprint in the Dallas-Fort Worth MSA but also in Austin, Texas.
About Steadfast Apartment REIT
Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles.

Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.